         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of those references and use of our reports dated May 18, 2005, on the financial statements and financial highlights of AIM High Income Municipal Fund, AIM Tax-Exempt Cash Fund, and AIM Tax-Free Intermediate Fund as of and for the year ended March 31, 2005 in the Post-Effective Amendment Number 20 to the Registration Statement (Form N-1A No. 33-66242).


                                           /s/ ERNST & YOUNG LLP

Houston, Texas
July 22, 2005